Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933

                              AEROFLEX INCORPORATED

             (Exact name of registrant as specified in its charter)

           DELAWARE                                      11-1974412
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

    35 SOUTH SERVICE ROAD, PLAINVIEW,  NEW YORK             11803
      (Address of principal executive offices)            (Zip Code)

   AEROFLEX INCORPORATED - OPTIONS FOR EMPLOYEES OF RACAL INSTRUMENTS WIRELESS
                   SOLUTIONS GROUP AND MCE TECHNOLOGIES, INC.
                            (Full Title of the Plan)

                            MICHAEL GORIN, PRESIDENT
                              AEROFLEX INCORPORATED
                              35 SOUTH SERVICE ROAD
                            PLAINVIEW, NEW YORK 11803
                     (Name and address of agent for service)

                                 (516) 694-6700
          (Telephone number, including area code, of agent for service)

                          ----------------------------
                                    copy to:

                            NANCY D. LIEBERMAN, ESQ.
                   KRAMER, COLEMAN, WACTLAR & LIEBERMAN, P.C.
                             100 JERICHO QUADRANGLE
                             JERICHO, NEW YORK 11753
                                 (516) 822-4820
                          ----------------------------

                        CALCULATION OF REGISTRATION FEE

    Title of Each                            Proposed Minimum    Proposed Maximum
 Class of Securities       Amount to be     Offering Price Per   Aggregate Offering      Amount of
  To be Registered          Registered         Security (1)          Price (1)        Registration Fee
  Common Stock,
    par value $.10         710,356 shs.(2)       $ 9.335           $6,631,173.26          $ 536.46
       per share
=====================   =================== =================== ====================  =================

(1) Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Company's Common Stock on the Nasdaq National Market on September 2, 2003.
(2) The Registration Statement also covers an indeterminate number of additional shares of Common Stock which may become issuable pursuant to anti-dilution and adjustment provisions of the Options.




                              AEROFLEX INCORPORATED

                          SUMMARY OF OPTIONS GRANTED TO

             EMPLOYEES OF RACAL INSTRUMENTS WIRELESS SOLUTIONS GROUP

                           AND MCE TECHNOLOGIES, INC.

         In July 2003, Aeroflex Incorporated acquired, through certain of its subsidiaries, the wireless solutions business of Racal Instruments. In September 2003, Aeroflex Incorporated acquired all of the issued and outstanding common stock of MCE Technologies, Inc. We determined that it was advisable, in connection with each acquisition, to grant options to certain employees of Racal and MCE in order to retain people we believe will contribute to our success. Consequently, we granted non-qualified stock options to purchase 200,000 shares to a total of 27 Racal employees and non-qualified stock options to purchase 510,356 shares to a total of 83 MCE employees.

         All of the stock options, other than one of the options granted to an MCE employee, have a term of ten years from the date of grant.

o Options to Racal employees all have the following terms:

         o an exercise price of $8.10 per share, the fair market value on the date of grant; and
         o become exercisable 25% on each of the first, second, third and fourth anniversaries of the date of grant.

o Options granted to MCE employees have the following terms:

         o one option for an aggregate 249,000 shares has an exercise price of $2.879 per share and expires on December 10, 2004;
         o 83 options for an aggregate 261,356 shares have an exercise price of $9.59, the fair market value on the date of grant;
         o of the above-listed options:
                 o  options for an aggregate 316,356 shares are fully vested;
                    and
                 o options for an aggregate 194,000 shares become exercisable 25% on each of the first, second, third and fourth anniversaries of the date of grant.

         The options may not be sold, pledged, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

         If any optionee ceases to be an employee, he may, for a three (3) month period from the date he stops being an employee, exercise his options to the extent that the options were exercisable as of the date of his termination. To the extent that an optionee was not entitled to exercise an option at the date of such termination, or he does not exercise the option (which he was entitled to exercise) within the three month period, the option terminates. If an optionee becomes disabled while he is an employee, the optionee may exercise his option at any time within the period of one year from the date of termination of his employment due to the disability. In each case the option will be exercisable only to the extent it was exercisable on the date of such termination of employment. If an optionee dies while he is an employee or within one year after termination due to total disability, the optionee's estate or any person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee may exercise his option at any time within the period of three years from the date of his death and as to all of the shares subject to the option. If an optionee dies within the three month period following his termination, other than termination due to total disability, the optionee's estate or any person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee may exercise his option at any time within the period of three years from the date of his death only to the extent it was exercisable on the date of such termination of employment. In the event of a termination of the optionee "for cause", as defined in the options, each option immediately terminates.


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


         In the event of a change in control (as defined in the option agreement) of our company, at the option of Aeroflex's Board of Directors, all options become immediately and fully exercisable.

         Our reports and registration statements filed with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934 that are incorporated by reference herein and our latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, are available upon written or oral request from our Secretary or Treasurer, at our offices at Aeroflex Incorporated, 35 South Service Road, Plainview, New York 11803. We do not intend to furnish any reports to participating employees as to the amount and status of their options.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following is a brief summary of the principal federal income tax consequences under current federal income tax laws relating to the options. This summary is not intended to be exhaustive. Among other things, it does not describe state, local or foreign income tax consequences.

         We understand that under present federal tax laws, the grant of stock options creates no tax consequences for an optionee or for us. Upon exercising a nonqualified stock option, the optionee must generally recognize ordinary income equal to the "spread" between the exercise price and the fair market value of the common stock on the date of exercise. The fair market value of the shares on the date of exercise will constitute the tax basis for the shares for computing gain or loss on their subsequent sale.

         Compensation that is subject to a substantial risk of forfeiture generally is not included in income until the risk of forfeiture lapses. Under current law, optionees who are either directors, officers or more than 10% stockholders are subject to the "short-swing" insider trading restrictions of
Section 16(b) of the Exchange Act of 1934. The Section 16(b) restriction is considered a substantial risk of forfeiture for tax purposes. Consequently, the time of recognition of compensation income and its amount will be determined when the restriction ceases to apply. The Section 16(b) restriction lapses six months after the date of exercise.

         Nevertheless, an optionee who is subject to the Section 16(b) restriction is entitled to elect to recognize income on the date of exercise of the option. The election must be made within 30 days of the date of exercise. If the election is made, the results are the same as if the optionee were not subject to the Section 16(b) restriction.

         If permitted by our board of directors and if the optionee pays the exercise price of an option in whole or in part with previously-owned shares of common stock, the optionee's tax basis and holding period for the newly-acquired shares is determined as follows: As to a number of newly-acquired shares equal to the number of previously-owned shares used by the optionee to pay the exercise price, the optionee's tax basis and holding period for the previously-owned shares will carry over to the newly- acquired shares on a share-for-share basis, thereby deferring any gain inherent in the previously-owned shares. As to each remaining newly acquired share, the optionee's tax basis will equal the fair market value of the share on the date of exercise and the optionee's holding period will begin on the day after the exercise date. The optionee's compensation income and our deduction will not be affected by whether the exercise price is paid in cash or in shares of common stock.

         We will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as an optionee is required to recognize ordinary compensation income. We will be required to comply with applicable federal income tax withholding and information reporting requirements with respect to the amount of ordinary compensation income recognized by the optionee. If


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



our board of directors permits shares of common stock to be used to satisfy tax withholding, such shares will be valued at their fair market value on the date of exercise.

         When a sale of the acquired shares occurs, an optionee will recognize capital gain or loss equal to the difference between the sales proceeds and the tax basis of the shares. Such gain or loss will be treated as capital gain or loss if the shares are capital assets. The capital gain or loss will be long-term capital gain or loss treatment if the shares have been held for more than 12 months. There will be no tax consequences to us in connection with a sale of shares acquired under an option.

               RESTRICTION ON REOFFERS OR RESALES OF COMMON STOCK

                      ACQUIRED UPON THE EXERCISE OF OPTIONS

         Employees who receive shares of our common stock upon the exercise of options may from time to time sell all or a part of such common stock. In some instances, there may be restrictions on the amount and manner of such sales by reason of pertinent provisions of the securities laws and the rules thereunder. Optionees should consult with legal counsel about the securities law implications of the exercise of options and the acquisition or disposition of shares of common stock received upon the exercise of options.

         Pursuant to Section 16(b) of the Exchange Act, if an optionee, while an officer, director or holder of ten percent (10%) or more of our common stock,
(i) acquires any of our equity securities (other than shares of common stock acquired upon the exercise of the options granted to employees or another of our stock option plans, if the grant is exempt from Section 16(b)), and (ii) within six months before or after such acquisition sells any of our equity securities, including common stock acquired upon the exercise of options, then the optionee will be required to repay to us any profit attributable to the two transactions. Further, reoffers and resales of common stock received upon the exercise of options granted in connection with the MCE or Racal acquisitions by participants who are our "affiliates" must be made pursuant to a separate prospectus or pursuant to the provisions of Rule 144 under the Securities Act or pursuant to another applicable exemption from the registration requirements of the Securities Act. Such reoffers or resales may not be made pursuant to this prospectus.

         This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

                  The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) and (b) below:

                  (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 (except for Aeroflex's consolidated financial statements as of and for each of the years in the three-year period ended June 30, 2002 and the related schedule, which have been superceded by the consolidated financial statements and related schedule included in Aeroflex's current report on Form 8-K, filed on July 21, 2003);

                  (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2002, December 31, 2002 and March 31, 2003;

                  (c) The Registrant's Reports on Form 8-K and 8-K/A filed on August 2, 2002, December 23, 2002, July 2, 2003,
                           July 21, 2003 and August 5, 2003;

                  (d) The description of the class of securities to be offered which is contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934 (File No. 000-02324), including any amendment or report filed for the purpose of updating such description.

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.
         -------------------------

                  Not applicable.

Item 5.  Interests of Named Experts and Counsel.
         ---------------------------------------

                  None.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

                  Under the provisions of the Certificate of Incorporation and By-Laws of Registrant, each person who is or was a director or officer of Registrant shall be indemnified by Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.


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



                  Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

                  If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

                  If unsuccessful in defense of a suit brought by or in the right of Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of his duty to Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to be indemnified for such expenses.

                  The officers and directors of the Registrant are covered by officers' and directors' liability insurance. The policy coverage is $50,000,000 which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $1,000,000. The Registrant has entered into Indemnification Agreements with certain of its officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

                  Not applicable.

Item 8.  Exhibits.
         --------

          4.1      Form of MCE Option Agreement

          4.2      Form of fully-vested MCE Option Agreement

          4.3      Form of Racal Option Agreement

          5        Opinion and consent of Kramer, Coleman, Wactlar & Lieberman,
                   P.C.

          23.1 Consent of Kramer, Coleman, Wactlar & Lieberman, P.C. - included in their opinion filed as Exhibit 5.

          23.2     Consent of KPMG LLP.

          24       Powers of Attorney.

 Item 9.  Undertakings.
          ------------

                  (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                 (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plainview, New York on the 8th day of September, 2003.

                             AEROFLEX INCORPORATED

                             By: /s/Michael Gorin
                                --------------------------------------
                                Michael Gorin
                                President and Director
                                (Chief Financial Officer and Principal
                                Accounting Officer)

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on September 8, 2003 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Michael Gorin and Leonard Borow, and each of them acting individually, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and on our behalf in our capacities indicated below which they or either of them may deem necessary or advisable to enable Aeroflex Incorporated to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

           Signature                               Title
           ---------                               -----

/s/Harvey R. Blau
------------------------------  Chairman of the Board
      Harvey R. Blau            (Chief Executive Officer)

/s/Michael Gorin
------------------------------  President and Director
      Michael Gorin             (Chief Financial Officer and Principal
                                Accounting Officer)
/s/Leonard Borow
------------------------------  Executive Vice President, Secretary and Director
      Leonard Borow             (Chief Operating Officer)

------------------------------  Director
      Paul Abecassis

/s/Milton Brenner
------------------------------  Director
      Milton Brenner

/s/Ernest R. Courchene, Jr.
------------------------------  Director
      Ernest E. Courchene, Jr.

/s/Donald S. Jones
------------------------------  Director
      Donald S. Jones

/s/Eugene Novikoff
------------------------------  Director
      Eugene Novikoff

/s/John S. Patton
------------------------------  Director
      John S. Patton

/s/Joseph Pompeo
------------------------------  Director
      Joseph Pompeo

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

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                             AEROFLEX INCORPORATED
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                         Form S-8 Registration Statement


                             E X H I B I T  I N D E X

                                                         Page No. in Sequential
Exhibit                                                  Numbering of all Pages,
Number    Exhibit Description                            including Exhibit Pages
-------   -------------------                            -----------------------

 4.1      Form of MCE Option Agreement

 4.2      Form of fully-vested MCE Option Agreement

 4.3      Form of Racal Option Agreement

 5        Opinion and Consent of Counsel................

 23.1     Consent of Counsel............................     See Exhibit 5

 23.2     Consent of KPMG LLP...........................

 24       Powers of Attorney............................     See signature page